Exhibit 10.1
EMPLOYMENT AGREEMENT
          THIS EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of December 23, 2008, by and between infoGROUP, Inc., a Delaware corporation (the “Company”), and Thomas J. McCusker (the “Executive”).
          The Company desires to employ the Executive as its Executive Vice President for Business Conduct and General Counsel and the Executive desires to accept such employment.
          The parties agree as follows:
     1. Term. The Company hereby employs the Executive, and the Executive hereby accepts such employment for an initial term commencing as of the date hereof and ending five (5) years from the date hereof, unless sooner terminated in accordance with the provisions of Section 4 or Section 5 (the period during which the Executive is employed hereunder being hereinafter referred to as the “Term”). If either the Company or Executive does not wish to renew this Agreement when it expires at the end of the initial or any renewal term hereof as hereinafter provided, or if either the Company or Executive wishes to renew this Agreement on different terms from those contained herein, it or he shall give written notice in accordance with Section 10.4 below of such intent to the other party at least sixty (60) days prior to the expiration date. In the absence of such notice, this Agreement shall be renewed on the same terms and conditions contained herein for a term of one (1) year from the date of expiration. The parties expressly agree that designation of a term and renewal provisions in this Agreement does not in any way limit the right of the parties to terminate this Agreement at any time as hereinafter provided. Reference herein to the term of this Agreement shall refer both to the initial term and any successive term as the context requires.
     2. Duties. The Executive, in his capacity as Executive Vice President for Business Conduct and General Counsel, shall faithfully perform for the Company the duties of said office and shall perform such other duties as shall be specified and designated from time to time by the Chairman of, or a majority of directors of, the board of directors of the Company (the “Board”) (including serving on the board of directors of any subsidiary or affiliate of the Company without any additional compensation). In performing his duties, the Executive shall work closely with the Chief Executive Officer of the Company. The Executive shall have the customary powers, responsibilities and authorities of chief legal officers of corporations of the size, type and nature of the Company. Executive’s office shall be at the principal executive offices of the Company in Omaha, Nebraska. The Executive shall devote substantially all of the Executive’s business time and effort to the performance of the Executive’s duties hereunder, provided that in no event shall this sentence prohibit the Executive from performing personal and charitable activities and any other activities approved by the Board, so long as such activities do not materially and adversely interfere with the Executive’s duties for the Company. The Board may delegate its authority to take any action under this Agreement to the Compensation Committee of the Board (the “Compensation Committee”).

     3. Compensation.
          3.1 Salary. The Company shall pay the Executive during the Term an Annual Salary at the rate of $400,000 per annum (the “Annual Salary”), payable semi-monthly and subject to regular deductions and withholdings as required by law. The Annual Salary may be increased annually by an amount as may be approved by the Compensation Committee, and, upon such increase, the increased amount shall thereafter be deemed to be the Annual Salary for purposes of this Agreement.
          3.2 Annual Cash Incentive. The Executive’s target Annual Cash Incentive amount will be 75% of the Annual Salary then in effect for each applicable year, provided, however, that Executive’s Annual Cash Incentive, if any, may be below, at, or above the target (except at the end of the first full year of employment, at which time Executive shall be entitled to an Annual Cash Incentive of no less than 50% of the Annual Salary). Executive’s Annual Cash Incentive shall be awarded based upon the achievement of individual and objective Company annual performance criteria established by the Compensation Committee, and shall be consistent with performance criteria established for other senior executives of the Company. Although the Compensation Committee will retain discretion to make such adjustments as it deems appropriate, including awarding no cash incentive, the Annual Cash Incentive will typically vary from 50% of Annual Salary to 100% of Annual Salary. The Annual Cash Incentive will be paid within 2 1/2 months after the end of the calendar year to which the Annual Cash Incentive relates.
          3.3 Other Incentives. The Executive may from time to time be awarded such incentives, both long-term and short-term, including shares, options and/or other equity or equity-linked instruments as the Compensation Committee determines to be appropriate pursuant to the terms of the Company’s omnibus incentive plan.
          3.4 Benefits — In General. The Executive shall be permitted during the Term to participate in any group life, hospitalization or disability insurance plans, health programs, pension and profit sharing plans and other benefits that may be available to other senior executives of the Company generally, on the same terms as may be applicable to such other executives, in each case to the extent that the Executive is eligible under the terms of such plans or programs.
          3.5 Paid Personal Leave. During the Term, the Executive shall be entitled to paid personal leave of 30 working days per year.
          3.6 Expenses. The Company shall pay or reimburse the Executive for all ordinary and reasonable expenses actually incurred (and, in the case of reimbursement, paid) by the Executive during the Term in the performance of the Executive’s services under this Agreement, provided that the Executive submits such expenses in accordance with the policies applicable to senior executives of the Company generally.
          3.7 Sign-On Bonus. The Executive shall receive a one-time bonus of $100,000 upon the initial payroll date.

     4. Termination Due to Death or Disability.
          4.1 Death. In the event of the Executive’s death, the Term will terminate, all obligations of the Company and Executive under Sections 1 through 3 will immediately cease except for obligations which expressly continue after death, and the Company will pay Executive’s beneficiary or estate, and Executive’s beneficiary or estate will be entitled to receive, the following:
(i)	Executive’s Compensation Accrued at Termination (as defined in Section 6.4);

(ii)	In lieu of any annual cash incentive compensation under Section 3.2 for the year in which Executive dies, a Partial Year Bonus (as defined in Section 6.7);

(iii)	All equity awards held by Executive at termination that vest based on time shall be fully vested, all stock options shall be exercisable during the remainder of the term of such options, and all other terms of such awards shall be governed by the plans and programs and the agreements and other documents pursuant to which such awards were granted;

(iv)	Any performance objectives upon which the earning of performance-based restricted stock, RSUs, and other equity awards and other long-term incentive awards (including cash awards) is conditioned shall be deemed to have been met at target level at the date of termination, and such amounts shall become fully vested and non-forfeitable as a result of termination of employment at the date of such termination, and, in other respects, such awards shall be governed by the plans and programs and the agreements and other documents pursuant to which such awards were granted; and

(vi)	All other rights under any other compensatory or benefit plan shall be governed by such plan. In addition, at Company’s expense, Executive’s spouse and dependent children shall be entitled to continuation of health insurance coverage (i.e., medical, dental and vision) under the Company’s group health plan(s) in which the Executive was participating on the date of termination or if such plan(s) have been terminated, in the plan(s) in which senior executives of the Company participate for a period of one (1) year after the date of Executive’s death.
          4.2 Disability. The Company may terminate the employment of Executive hereunder due to the Disability (as defined in Section 6.5) of Executive. Upon termination of employment, the Term will terminate, all obligations of the Company and Executive under Sections 1 through 3 will immediately cease except for obligations which expressly continue after termination of employment due to Disability, and the Company will pay Executive, and Executive will be entitled to receive, the following:
(i)	Executive’s Compensation Accrued at Termination (as defined in Section 6.4);

(ii)	In lieu of any annual cash incentive compensation under Section 3.2 for the year in which Executive becomes disabled, a Partial Year Bonus (as defined in Section 6.7);

(iii)	All equity awards held by Executive at termination that vest based on time shall be fully vested, all stock options shall be exercisable during the remainder of the term of such options, and all other terms of such awards shall be governed by the plans and programs and the agreements and other documents pursuant to which such awards were granted;

(iv)	Any performance objectives upon which the earning of performance-based restricted stock, RSUs, and other equity awards and other long-term incentive awards (including cash awards) is conditioned shall be deemed to have been met at target level at the date of termination, and such amounts shall become fully vested and non-forfeitable as a result of termination of employment at the date of such termination, and, in other respects, such awards shall be governed by the plans and programs and the agreements and other documents pursuant to which such awards were granted;

(v)	Disability benefits shall be payable in accordance with the Company’s plans, programs and policies; and

(vi)	All other rights under any other compensatory or benefit plan shall be governed by such plan. In addition, at Company’s expense, Executive and his spouse and dependent children shall be entitled to continuation of health insurance coverage (i.e., medical, dental and vision) under the Company’s group health plan(s) in which the Executive was participating on the date of termination or if such plan(s) have been terminated, in the plan(s) in which senior executives of the Company participate for a period of one (1) year after the date Executive’s employment terminates.
          4.3 Other Terms of Payment Following Death or Disability. Nothing in this Section 4 shall limit the benefits payable or provided in the event Executive’s employment terminates due to death or Disability under the terms of plans or programs of the Company more favorable to Executive (or his beneficiaries) than the benefits payable or provided under this Section 4 (except in the case of the Annual Cash Incentive in lieu of which amounts are paid hereunder), including plans and programs adopted after the date of this Agreement. Subject to Section 5.6, amounts payable under this Section 4 following Executive’s termination of employment will be paid as promptly as practicable after such termination of employment, and, in any event, within 2 1/2 months after the end of the year in which employment terminates. All payments under this Section 4 shall be subject to regular deductions and withholdings as required by law.
     5. Termination of Employment For Reasons Other Than Death or Disability.
          5.1 Termination by the Company for Cause. The Company may terminate the employment of Executive hereunder for Cause (as defined in Section 6.2) at any time. At the time Executive’s employment is terminated for Cause, the Term will terminate, all obligations of the Company and Executive under Sections 1 through 3 will immediately cease, and the

Company will pay Executive, and Executive will be entitled to receive, the following:
(i)	Executive’s Compensation Accrued at Termination (as defined in Section 6.4);

(ii)	The vesting and exercisability of stock options, RSUs and other equity awards held by Executive at termination and all other terms of such awards shall be governed by the plans and programs and the agreements and other documents pursuant to which such options were granted; and

(iii)	All other rights under any other compensatory or benefit plan shall be governed by such plan. In addition, at Executive’s expense, Executive and his spouse and dependent children shall be entitled to continuation of health insurance coverage under any applicable law.
          5.2 Termination by Executive Other Than For Good Reason. Executive may terminate his employment hereunder voluntarily for reasons other than Good Reason (as defined in Section 6.6) at any time upon at least 30 days’ written notice to the Company. An election by Executive not to extend the Term pursuant to Section 1 hereof shall be deemed to be a termination of employment by Executive for reasons other than Good Reason at the date of expiration of the Term. At the time Executive’s employment is terminated by Executive other than for Good Reason, the Term will terminate, all obligations of the Company and Executive under Sections 1 through 3 will immediately cease, and the Company will pay Executive, and Executive will be entitled to the same compensation and rights specified in Section 5.1.
          5.3 Termination by the Company Without Cause. The Company may terminate the employment of Executive hereunder without Cause upon at least 30 days’ written notice to Executive. An election by the Company not to extend the Term pursuant to Section 1 hereof shall not be deemed to be a termination of employment by the Company Without Cause at the date of expiration of the Term. At the time Executive’s employment is terminated by the Company (i.e., at the expiration of such notice period), the Term will terminate, all remaining obligations of the Company and Executive under Sections 1 through 3 will immediately cease (except as expressly provided below), and the Company will pay Executive, and Executive will be entitled to receive, the following:
(i)	Executive’s Compensation Accrued at Termination (as defined in Section 6.4);

(ii)	If such termination is not in anticipation of, or on or within two (2) years after, a Change of Control (as defined in Section 6.3), Executive shall be entitled to receive severance payments equal to the sum of: (a) one times the Executive’s Annual Salary plus (b) one times the average of the two highest Annual Cash Incentive payments received by Executive during the preceding three completed performance years (provided that in no event shall such amount be less than one times the targeted Annual Cash Incentive for the year of termination) (the “Base Severance Amount”). Such severance shall be payable in equal installments on the Company’s regular salary payment dates for a twelve-month period commencing on the Date of Termination; provided, however, that such payments shall terminate if Executive fails to comply with the requirements of Section 8 below;

(iii)	If such termination occurs in anticipation of, or on or within two (2) years after, a Change in Control (as defined in Section 6.3), Executive shall receive two severance payments. The first shall be payable within 30 days of the Date of Termination and shall be equal to the Base Severance Amount. The second shall be payable one year after the Date of Termination and shall be equal to (a) the Base Severance Amount less (b) the Executive’s then current total annual compensation from any gainful employment. Executive agrees to provide all information necessary to calculate the second payment and, at the Company’s election, such determination shall be investigated and made by a nationally known independent accounting firm. Any payments provided under this subsection (iii) shall be forfeited if Executive fails to comply with the requirements of Section 8 below;

(iv)	In lieu of any annual cash incentive compensation under Section 3.2 for the year in which Executive’s employment terminates, a Partial Year Bonus (as defined in Section 6.7);

(v)	All equity awards held by Executive at termination which vest based on time shall become vested, all stock options shall be exercisable during the remainder of the term of such options, and all other terms of such awards shall be governed by the plans and programs and the agreements and other documents pursuant to which such awards were granted;

(vi)	Any performance objectives upon which the earning of performance-based restricted stock, RSUs, and other equity awards and other long-term incentive awards (including cash awards,) is conditioned shall be earned based on actual performance at the date of termination, and such awards shall to the extent earned become vested and non-forfeitable as a result of termination of employment at the date of such termination, and, in other respects, such awards shall be governed by the plans and programs and the agreements and other documents pursuant to which such awards were granted; provided, however, that if such termination shall occur in anticipation of a Change in Control (as defined in Section 6.6) or on or within two (2) years after a Change in Control any such performance objectives shall be deemed to have been met at target level at the date of termination;

(vii)	All other rights under any other compensatory or benefit plan shall be governed by such plan. In addition, at Company’s expense, Executive and his spouse and dependent children shall be entitled to continuation of health insurance coverage (i.e., medical, dental and vision) under the Company’s group health plan(s) in which the Executive was participating on the date of termination or if such plan(s) have been terminated, in the plan(s) in which senior executives of the Company participate for a period of one (1) year after the date Executive’s employment terminates.

Payments and benefits under this Section 5.3 are subject to Section 5.6.
          5.4 Termination by Executive for Good Reason. Executive may terminate his employment hereunder for Good Reason upon 30 days’ written notice to the Company which notice must be given within 90 days of the occurrence of the condition that is the basis for such Good Reason; provided, however, that, if the basis for such Good Reason is correctible and the Company has corrected the basis for such Good Reason within 30 days after receipt of such notice, Executive may not then terminate his employment for Good Reason with respect to the matters addressed in the written notice, and therefore Executive’s notice of termination will automatically become null and void. At the time Executive’s employment is terminated by Executive for Good Reason (i.e., at the expiration of such notice period), the Term will terminate, all obligations of the Company and Executive under Sections 1 through 3 will immediately cease (except as expressly provided below), and the Company will pay Executive, and Executive will be entitled to receive, the same compensation and rights specified in Section 5.3(i) — (vi) and the text following clause (vi).
If any payment or benefit under this Section 5.4 is based on Annual Salary or other level of compensation or benefits at the time of Executive’s termination and if a reduction in such Annual Salary or other level of compensation or benefit was the basis for Executive’s termination for Good Reason, then the Annual Salary or other level of compensation in effect before such reduction shall be used to calculate payments or benefits under this Section 5.4.
          5.5 Other Terms Relating to Certain Terminations of Employment. In the event Executive’s employment terminates for any reason set forth in Section 5.2 through 5.4, Executive will be entitled to the benefit of any terms of plans or agreements applicable to Executive which are more favorable than those specified in this Section 5 (except without duplication of payments or benefits, including in the case of the Annual Cash Incentive in lieu of which amounts are paid hereunder). Except as otherwise provided under Section 5.6, amounts payable under this Section 5 following Executive’s termination of employment, other than those expressly payable on a deferred or installment basis, will be paid as promptly as practicable after such a termination of employment and, in any event, within 2 1/2 months after the end of the year in which employment terminates. All payments under this Section 5 shall be subject to regular deductions and withholdings as required by law.
          5.6 Limitations Under Internal Revenue Code Section 409A.
               (i) If at the time of Executive’s separation from service, (i) Executive is a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time), and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after such six-month period, together with interest for the period of delay, compounded annually, equal to the prime rate (as published in the Wall Street Journal) in effect as of the dates the payments should otherwise have been provided.
               (ii) It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code. To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this Agreement with the goal of giving the Executive the economic benefits described herein in a manner that does not result in such tax being imposed.
               (iii) With respect to payments under this Agreement, for purposes of Section 409A of the Code, each severance payment and COBRA continuation reimbursement payment will be considered one of a series of separate payments.
               (iv) The Executive will be deemed to have a termination of employment for purposes of determining the timing of any payments that are classified as deferred compensation only upon a “separation from service” within the meaning of Section 409A.
               (v) Any amount that Executive is entitled to be reimbursed under this Agreement will be reimbursed to Executive as promptly as practical and in any event not later than 90 days after the expenses are incurred, and the amount of the expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year.
               (v) If on the due date for any payment pursuant to Section 5, all revocation periods with respect to the release have not yet expired, such payment will not be made until such revocation period has expired and if such revocation period has not expired by the end of the calendar year in which the payment would have otherwise been made, the payment shall be forfeited.
     6. Definitions Relating to Termination Events.
               6.1 intentionally omitted
               6.2 “Cause”. For purposes of this Agreement, “Cause” shall mean Executive’s:
(i)	conviction for commission of a felony or a crime involving moral turpitude;

(ii)	willful commission of any act of theft, fraud, embezzlement or misappropriation against the Company or its subsidiaries or affiliates;

(iii)	willful and continued failure substantially to perform Executive’s duties hereunder (other than such failure resulting from Executive’s incapacity due to physical or mental illness), which failure has a material adverse impact on the Company and which is not remedied within 30 calendar days after written demand for substantial performance is delivered by the Company which specifically identifies the manner in which the Company believes that Executive has not substantially performed Executive’s duties.
No act, or failure to act, on the part of Executive shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of the resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the independent members of the Board at a meeting of the Board (after reasonable notice to Executive and an opportunity for Executive, together with Executive’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, Executive was guilty of conduct set forth above in this definition and specifying the particulars thereof in detail.
          6.3 “Change in Control”. For purposes of this Agreement, a “Change in Control” means the following:
i.	A transaction or series of transactions (other than an offering of Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company, any of its subsidiaries, or an employee benefit plan maintained by the Company or any of its subsidiaries) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company and immediately after such acquisition possesses more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

ii.	During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 6.3(i) hereof or Section 6.3(iii) hereof) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

iii.	The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (a) a merger, consolidation, reorganization, or business combination or (b) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (c) the acquisition of assets or stock of another entity, in each case other than a transaction:
(A)	Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “ Successor Entity “)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and;

(B)	After which no person or group (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) voting securities representing 50% or more of the combined voting power of the Successor Entity; or
iv.	The Company’s stockholders approve a liquidation or dissolution of the Company and all material contingencies to such liquidation or dissolution have been satisfied or waived.
          6.4 “Compensation Accrued at Termination”. For purposes of this Agreement, “Compensation Accrued at Termination” means the following:
(i)	The unpaid portion of Annual Salary at the rate payable, in accordance with Section 3.1 hereof, at the date of Executive’s termination of employment, pro rated through such date of termination, payable in accordance with the Company’s regular pay schedule;

(ii)	Except as otherwise provided in this Agreement, all earned and unpaid and/or vested, nonforfeitable amounts owing or accrued at the date of Executive’s termination of employment under any compensation and benefit plans, programs, and arrangements set forth or referred to in Sections 3.2-3.4 hereof (including any earned and vested Annual Cash Incentive) in which Executive theretofore participated, payable in accordance with the terms and conditions of the plans, programs, and arrangements (and agreements and documents thereunder) pursuant to which such compensation and benefits were granted or accrued; and

(iii)	Reasonable business expenses and disbursements incurred by Executive prior to Executive’s termination of employment, to be reimbursed to Executive, as authorized under Section 3.6, in accordance the Company’s reimbursement policies as in effect at the date of such termination.
          6.5 “Disability”. For purposes of this Agreement, “Disability” means the Executive is unable due to a physical or mental condition to perform the essential functions of his position with or without reasonable accommodation for six (6) months in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, Section 409A of the Code and other applicable law.
          6.6 “Good Reason”. For purposes of this Agreement, “Good Reason” shall mean, without Executive’s express written consent, the occurrence of any of the following circumstances unless, if correctable, such circumstances are fully corrected within 30 days of the notice of termination given in respect thereof:
(i)	The assignment to Executive of duties materially inconsistent with Executive’s position and status hereunder, or an alteration, materially adverse to Executive, in the nature of Executive’s duties, responsibilities, and authorities, Executive’s positions or the conditions of Executive’s employment from those specified in Section 2 or otherwise hereunder (other than inadvertent actions which are promptly remedied); except the foregoing shall not constitute Good Reason if occurring in connection with the termination of Executive’s employment for Cause, Disability, as a result of Executive’s death, or as a result of action by or with the consent of Executive;

(ii)	a reduction by the Company in Executive’s Annual Salary or the setting of Executive’s annual target incentive opportunity or payment of earned Annual Incentives in amounts less than specified under or otherwise not in conformity with Section 3 hereof;

(iii)	a change in Executive’s principal office location to a point more than fifty (50) miles from the current principal executive offices of the Company in Omaha, Nebraska;

(iv)	the resignation or removal of both Bernard Reznicek and Bill Fairfield as Chairman of the Board and Chief Executive Officer, respectively;

(v)	the failure of the Company to obtain a satisfactory agreement from any successor to the Company to fully assume the Company’s obligations and to perform under this Agreement; or

(vi)	any other failure by the Company to perform any material obligation under, or breach by the Company of any material provision of, this Agreement.
          6.7 “Partial Year Bonus”. For purposes of this Agreement, a Partial Year Bonus is an amount equal to the Annual Cash Incentive compensation that would have become payable to Executive for that year to the extent the performance goals for receiving such bonus have been achieved multiplied by a fraction the numerator of which is the number of days Executive was employed in the year of termination and the denominator of which is the total number of days in the year of termination. Such amount will be determined at the same time bonus amounts are determined for other executives of the Company
     7. Excise Tax-Related Provisions. In the event Executive becomes entitled to any amounts or benefits payable in connection with a Change in Control or other change in control (whether or not such amounts are payable pursuant to this Agreement) (the “Severance Payments”), if any of such Severance Payments are subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (or any similar federal, state or local tax that may hereafter be imposed), the Company shall pay to Executive at the time specified in Section 7(iii) hereof an additional amount (the “Gross-Up Payment”) such that the net amount retained by Executive, after deduction of any Excise Tax on the Total Payments (as hereinafter defined) and any federal, state and local income tax and Excise Tax upon the payment provided for by Section 7(i), shall be equal to the Total Payments; provided, however that in the event the aggregate value of the Total Payments exceeds three times the Executive’s “base amount,” as defined in Section 280G(b)(3) of the Code, (the “Parachute Threshold”) by less than 10%, one or more of the Total Payments shall be reduced so that the aggregate value of the Total Payments is $1.00 less than the Parachute Threshold. Unless the Executive shall have given prior written notice specifying a different order to the Company to effectuate the foregoing, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating the portion of the Total Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Change in Control. Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation. For the avoidance of doubt, in no event shall the Company be required to pay to Executive any amount under this Section 7 with respect to any taxes or interest that may arise as a result of Section 409A of the Code.
(i)	For purposes of determining whether any of the Severance Payments will be subject to the Excise Tax and the amount of such Excise Tax:
(A)	any other payments or benefits received or to be received by Executive in connection with a Change in Control or Executive’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person) (which, together with the Severance Payments, constitute the “Total Payments”) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless in the opinion of nationally-recognized tax counsel or compensation consultant the selection of which was approved under Section 7(iv) such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code, or are otherwise not subject to the Excise Tax;

(B)	the amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (a) the total amount of the Total Payments and (b) the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying Section 7(i)(A) hereof); and

(C)	the value of any non-cash benefits or any deferred payments or benefit shall be determined by a nationally-recognized accounting or consulting firm the selection of which was approved under Section 7(iv) in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.
(ii)	For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive’s residence on the date of termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of Executive’s employment, Executive shall repay to the Company within ten days after the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by Executive if such repayment results in a reduction in Excise Tax and/or federal and state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of Executive’s employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-up payment in respect of such excess within ten days after the time that the amount of such excess is finally determined.

(iii)	The payments provided for in this Section 7 shall be made not later than the thirtieth day following the date of Executive’s termination of employment; provided, however, that if the amount of such payments cannot be finally determined on or before such day, the Company shall pay to Executive on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the sixtieth day after the date of Executive’s termination of employment. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to Executive, payable on the fifteenth day after the demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

(iv)	All determinations under this Section 7 shall be made at the expense of the Company by a nationally recognized public accounting or consulting firm selected by the Company and subject to the approval of Executive, which approval shall not be unreasonably withheld. Such determination shall be binding upon Executive and the Company.
     8. Non-Competition and Non-Disclosure; Executive Cooperation; Non-Disparagement.
          8.1 Noncompetition Agreement. Executive and the Company shall execute a Noncompetition Agreement within sixty (60) days of execution of this Agreement that shall only apply during the Term and for a period of one year following termination of employment.
          8.2 Non-Solicitation. Without the consent in writing of the Board, Executive will not, at any time during the Term and for one year thereafter, acting alone or in conjunction with others, directly or indirectly (i) induce any customers of the Company or any of its affiliates with whom Executive has had contacts or relationships, directly or indirectly, during and within the scope of his employment with the Company or any of its affiliates, to curtail or cancel their business with the Company or any such affiliate; (ii) induce, or attempt to influence, any employee of the Company or any of its affiliates to terminate employment; or (iii) solicit or assist any third party in the solicitation of, any person who is an employee of the Company or any affiliate; provided, however, that activities engaged in by or on behalf of the Company are not restricted by this covenant. The provisions of subparagraphs (i), (ii), and (iii) above are separate and distinct commitments independent of each of the other subparagraphs. Notwithstanding anything in this Section 8.2 to the contrary, Executive is permitted to solicit any individual who served as his executive assistant during the Term.
          8.3 Non-Disclosure; Ownership of Work. Executive shall not, at any time during the Term and thereafter (including following Executive’s termination of employment for any reason), disclose, use, transfer, or sell, except in the course of employment with or other service to the Company, any proprietary information, secrets, organizational or employee information, or other confidential information belonging or relating to the Company and its affiliates and customers (so long as such information has not otherwise been disclosed through no wrongdoing of the Executive or an individual under a similar restriction or is not otherwise in the public domain) except as required by law or pursuant to legal process. In addition, upon termination of employment for any reason, Executive will return to the Company or its affiliates all documents and other media containing information belonging or relating to the Company or its affiliates. Executive will promptly disclose in writing to the Company all inventions, discoveries, developments, improvements and innovations that are capable of being protected under law (collectively referred to as “Inventions”) that Executive has conceived or made during the Term; provided, however, that in this context “Inventions” are limited to those which (i) relate in any manner to the existing or contemplated business activities of the Company and its affiliates; (ii) are suggested by or result from Executive’s work at the Company; or (iii) result from the use of the time, materials or facilities of the Company and its affiliates. All Inventions will be the Company’s property rather than Executive’s. Should the Company request it, Executive agrees to sign any document that the Company may reasonably require to establish ownership in any Invention.
          8.4 Cooperation With Regard to Litigation. Executive agrees to cooperate with the Company, during the Term and thereafter (including following Executive’s termination of employment for any reason), by making himself reasonably available to testify on behalf of the Company or any subsidiary or affiliate of the Company, in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company, or any subsidiary or affiliate of the Company, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to the Company, or any subsidiary or affiliate of the Company, as may be reasonably requested and after taking into account Executive’s post-termination responsibilities and obligations. The Company agrees to reimburse Executive, on an after-tax basis, for all reasonable expenses actually incurred in connection with his provision of testimony or assistance, and, if such testimony or other assistance is provided after the end of the period of time during which severance payments are being received, Executive shall be entitled to reasonable compensation for his time spent in providing such testimony or other assistance.
          8.5 Non-Disparagement. Executive shall not, at any time during the Term and thereafter make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the Company, its subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations, nor shall members of the Board of Directors or Executive’s successor in office make any such statements or representations regarding Executive. Notwithstanding the foregoing, nothing in this Agreement shall preclude Executive or his successor or members of the Board of Directors from making truthful statements that are required by applicable law, regulation or legal process.
          8.6 Release of Employment Claims. Executive agrees, as a condition to receipt of any termination payments and benefits provided for in Sections 4 and 5 herein (other than Compensation Accrued at Termination) (the “Termination Benefits”), that he will execute a general release in substantially the form attached hereto as Exhibit A within thirty (30) days of termination.
          8.7 Forfeiture of Outstanding Options and Other Equity Awards. The provisions of Sections 4 and 5 notwithstanding, if Executive fails to comply with the restrictive covenants under Section 8.1 — 8.3, all options to purchase Common Stock and other equity awards granted by the Company at and after the Effective Date and then held by Executive or a transferee of Executive shall be immediately forfeited and thereupon such options and equity awards shall be cancelled. Notwithstanding the foregoing, Executive shall not forfeit any option or equity award unless and until there shall have been delivered to him, within six months after the Board (i) had knowledge of conduct or an event allegedly constituting grounds for such forfeiture and (ii) had reason to believe that such conduct or event could be grounds for such forfeiture, a copy of a resolution duly adopted by a majority affirmative vote of the membership of the Board (excluding Executive) at a meeting of the Board called and held for such purpose (after giving Executive reasonable notice specifying the nature of the grounds for such forfeiture and not less than 30 days to correct the acts or omissions complained of, if correctable, and affording Executive the opportunity, together with his counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, Executive has engaged in conduct set forth in this Section 8.7 which constitutes grounds for forfeiture of Executive’s options and equity awards; provided, however, that if any option is exercised or equity award is settled after delivery of such notice and the Board subsequently makes the determination described in this sentence, Executive shall be required to pay to the Company an amount equal to the difference between the aggregate value of the shares acquired upon such exercise of the option at the date of the Board determination and the aggregate exercise price paid by Executive and an amount equal to the fair market value of the shares delivered in settlement of the equity award at the date of such determination (net of any cash payment for the shares by Executive). Any such forfeiture shall apply to such options notwithstanding any term or provision of any option agreement. In addition, options and equity awards granted to Executive on or after the Effective Date, and gains resulting from the exercise of such options and settlement of such equity awards, shall be subject to forfeiture in accordance with the Company’s standard policies relating to such forfeitures and clawbacks, as such policies are in effect at the time of grant of such options or equity awards.
          8.8 Survival. The provisions of this Section 8 shall survive the termination of the Term and any termination or expiration of this Agreement.
          8.9 Remedies. Executive agrees that any breach of the terms of this Section 8 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; Executive therefore also agrees that in the event of said breach or any threat of breach and notwithstanding Section 9 the Company shall be entitled to an immediate injunction and restraining order from a court of competent jurisdiction to prevent such breach and/or threatened breach and/or continued breach by Executive and/or any and all persons and/or entities acting for and/or with Executive, without having to prove damages. The availability of injunctive relief shall be in addition to any other remedies to which the Company may be entitled at law or in equity, but remedies other than injunctive relief may only be pursued in an arbitration brought in accordance with Section 9. The terms of this paragraph shall not prevent the Company from pursuing in an arbitration any other available remedies for any breach or threatened breach of this Section 8, including but not limited to the recovery of damages from Executive. Executive hereby further agrees that, if it is ever determined, in an arbitration brought in accordance with Section 9, that actions constituting fraud by Executive have contributed to any material misstatement or omission from any report or statement filed by the Company with the U.S. Securities and Exchange Commission or material fraud against the Company, then the Company, or its successor, as appropriate, may recover all of any award or payment made to Executive, less the amount of any net tax owed by Executive with respect to such award or payment over the tax benefit to Executive from the repayment or return of the award or payment, pursuant to Sections 5.3 or 5.4, and Executive agrees to repay and return such awards and amounts to the Company within 30 calendar days of receiving notice from the Company that the Board has made the determination referenced above and accordingly the Company is demanding repayment pursuant to this Section 8.9. The Company or its successor may, in its sole discretion, affect any such recovery by (i) obtaining repayment directly from Executive; (ii) setting off the amount owed to it against any amount or award that would otherwise be payable by the Company to Executive; or (iii) any combination of (i) and (ii) above.
     9. Governing Law; Disputes; Arbitration.
          9.1 Governing Law. This Agreement is governed by and is to be construed, administered, and enforced in accordance with the laws of the State of Delaware, without regard to conflicts of law principles. If under the governing law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation, ordinance, or other principle of law, such portion shall be deemed to be modified or altered to the extent necessary to conform thereto or, if that is not possible, to be omitted from this Agreement. The invalidity of any such portion shall not affect the force, effect, and validity of the remaining portion hereof. If any court determines that any provision of Section 9 is unenforceable because of the duration or geographic scope of such provision, it is the parties’ intent that such court shall have the power to modify the duration or geographic scope of such provision, as the case may be, to the extent necessary to render the provision enforceable and, in its modified form, such provision shall be enforced.
          9.2 Reimbursement of Expenses in Enforcing Rights. All reasonable costs and expenses (including fees and disbursements of counsel) incurred by Executive in negotiating this Agreement shall be paid on behalf of or reimbursed to Executive promptly by the Company. All reasonable costs and expenses (including fees and disbursements of counsel) incurred by Executive in seeking to interpret this Agreement or enforce rights pursuant to this Agreement (A) prior to a Change in Control, shall be paid on behalf of or reimbursed to Executive promptly by the Company provided the Executive is the prevailing party, and (B) after a Change in Control, shall be paid on behalf of or reimbursed to Executive promptly by the Company regardless of whether Executive is the prevailing party, provided that no reimbursement shall be made of such expenses relating to any unsuccessful assertion of rights if and to the extent that Executive’s assertion of such rights was in bad faith or frivolous, as determined by arbitrators in accordance with Section 9.3 or a court having jurisdiction over the matter.
          9.3 Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the State of Nebraska by three arbitrators in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at the time of submission to arbitration. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. For purposes of entering any judgment upon an award rendered by the arbitrators, the Company and Executive hereby consent to the jurisdiction of any or all of the following courts: (i) the United States District Court for the District of Nebraska, (ii) any of the courts of the State of Nebraska, or (iii) any other court having jurisdiction. The Company and Executive further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied. The Company and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to such jurisdiction and any defense of inconvenient forum. The Company and Executive hereby agree that a judgment upon an award rendered by the arbitrators may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Subject to Section 9.2, the Company shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 9. Notwithstanding any provision in this Section 9, Executive shall be paid compensation due and owing under this Agreement during the pendency of any dispute or controversy arising under or in connection with this Agreement.
          9.4 Interest on Unpaid Amounts. Any amount which has become payable pursuant to the terms of this Agreement or any decision by arbitrators or judgment by a court of law pursuant to this Section 9 but which has not been timely paid shall bear interest at the prime rate in effect at the time such amount first becomes payable, as quoted by the Company’s principal bank.
          9.5 LIMITATION ON LIABILITIES. IF EITHER EXECUTIVE OR THE COMPANY IS AWARDED ANY DAMAGES AS COMPENSATION FOR ANY BREACH OR ACTION RELATED TO THIS AGREEMENT, A BREACH OF ANY COVENANT CONTAINED IN THIS AGREEMENT (WHETHER EXPRESS OR IMPLIED BY EITHER LAW OR FACT), OR ANY OTHER CAUSE OF ACTION BASED IN WHOLE OR IN PART ON ANY BREACH OF ANY PROVISION OF THIS AGREEMENT, SUCH DAMAGES SHALL BE LIMITED TO CONTRACTUAL DAMAGES PLUS INTEREST ON ANY DELAYED PAYMENT AT THE MAXIMUM RATE PER ANNUM ALLOWABLE BY APPLICABLE LAW FROM AND AFTER THE DATE(S) THAT SUCH PAYMENTS WERE DUE AND SHALL EXCLUDE CONSEQUENTIAL DAMAGES AND PUNITIVE DAMAGES EVEN IF THE RULES REFERRED TO IN SECTION 9.3 WOULD PROVIDE OTHERWISE.
          9.6 WAIVER OF JURY TRIAL. TO THE EXTENT APPLICABLE, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL FOR ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT. This provision is subject to Section 9.3, requiring arbitration of disputes hereunder.
     10. Miscellaneous.
          10.1 Integration. This Agreement cancels and supersedes any and all prior agreements and understandings between the parties hereto with respect to the employment of Executive by the Company, any parent or predecessor company, and the Company’s subsidiaries during the Term, but excluding existing contracts relating to compensation under executive compensation and employee benefit plans of the Company and its subsidiaries. This Agreement constitutes the entire agreement among the parties with respect to the matters herein provided, and no modification or waiver of any provision hereof shall be effective unless in writing and signed by the parties hereto. Executive shall not be entitled to any payment or benefit under this Agreement which duplicates a payment or benefit received or receivable by Executive under such prior agreements and understandings or under any benefit or compensation plan of the Company.

          10.2 Successors; Transferability. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise, and whether or not the corporate existence of the Company continues) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise and, in the case of an acquisition of the Company in which the corporate existence of the Company continues, the ultimate parent company following such acquisition. Subject to the foregoing, the Company may transfer and assign this Agreement and the Company’s rights and obligations hereunder to another entity that is substantially comparable to the Company in its financial strength and ability to perform the Company’s obligations under this Agreement. Neither this Agreement nor the rights or obligations hereunder of the parties hereto shall be transferable or assignable by Executive, except in accordance with the laws of descent and distribution or as specified in Section 10.3.
          10.3 Beneficiaries. Executive shall be entitled to designate (and change, to the extent permitted under applicable law) a beneficiary or beneficiaries to receive any compensation or benefits provided hereunder following Executive’s death.
          10.4 Notices. Whenever under this Agreement it becomes necessary to give notice, such notice shall be in writing, signed by the party or parties giving or making the same, and shall be served on the person or persons for whom it is intended or who should be advised or notified, by Federal Express or other similar overnight service or by certified or registered mail, return receipt requested, postage prepaid and addressed to such party at the address set forth below or at such other address as may be designated by such party by like notice:
If to the Company:
InfoGROUP, Inc.
5711 South 86th Circle
P.O. Box 27347
Omaha, Nebraska 68127-0347
Attention: Executive Vice President for Business Conduct & General Counsel
If to Executive:
616 Fairacres Road
Omaha, Nebraska 68132
If the parties by mutual agreement supply each other with fax numbers for the purposes of providing notice by facsimile, such notice shall also be proper notice under this Agreement. In the case of Federal Express or other similar overnight service, such notice or advice shall be effective when sent, and, in the cases of certified or registered mail, shall be effective two days after deposit into the mails by delivery to the U.S. Post Office.
          10.5 Reformation. The invalidity of any portion of this Agreement shall not be deemed to render the remainder of this Agreement invalid.
          10.6 Headings. The headings of this Agreement are for convenience of reference only and do not constitute a part hereof.
          10.7 No General Waivers. The failure of any party at any time to require performance by any other party of any provision hereof or to resort to any remedy provided herein or at law or in equity shall in no way affect the right of such party to require such performance or to resort to such remedy at any time thereafter, nor shall the waiver by any party of a breach of any of the provisions hereof be deemed to be a waiver of any subsequent breach of such provisions. No such waiver shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced.
          10.8 No Obligation To Mitigate. Executive shall not be required to seek other employment or otherwise to mitigate Executive’s damages upon any termination of employment; provided, however, that, to the extent Executive receives from a subsequent employer health or other insurance benefits that are substantially similar to the benefits referred to in Section 3.4 hereof, any such benefits to be provided by the Company to Executive following the Term shall be correspondingly reduced.
          10.9 Offsets; Withholding. The amounts required to be paid by the Company to Executive pursuant to this Agreement shall not be subject to offset other than with respect to any amounts that are owed to the Company by Executive due to his receipt of funds as a result of his fraudulent activity. The foregoing and other provisions of this Agreement notwithstanding, all payments to be made to Executive under this Agreement, including under Sections 4 and 5, or otherwise by the Company, will be subject to withholding to satisfy required withholding taxes and other required deductions.
          10.10 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Executive, his heirs, executors, administrators and beneficiaries, and shall be binding upon and inure to the benefit of the Company and its successors and assigns.
          10.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
          10.12 Due Authority and Execution. The execution, delivery and performance of this Agreement have been duly authorized by the Company and this Agreement represents the valid, legal and binding obligation of the Company, enforceable against the Company according to its terms.

          10.13 Representations of Executive. Executive represents and warrants to the Company that he has the legal right to enter into this Agreement and to perform all of the obligations on his part to be performed hereunder in accordance with its terms and that he is not a party to any agreement or understanding, written or oral, which prevents him from entering into this Agreement or performing all of his obligations hereunder. In the event of a breach of such representation or warranty on Executive’s part or if there is any other legal impediment which prevents him from entering into this Agreement or performing all of his obligations hereunder, the Company shall have the right to terminate this Agreement forthwith in accordance with the same notice and hearing procedures specified above in respect of a termination by the Company for Cause pursuant to Section 5.1 and shall have no further obligations to Executive hereunder. Notwithstanding a termination by the Company under this Section 10.13, Executive’s obligations under Section 9 shall survive such termination.
     11. D&O Insurance; Indemnification.
          The Company will maintain directors’ and officers’ liability insurance during the Term and for a period of six years thereafter, covering acts and omissions of Executive during the Term, on terms substantially no less favorable than those in effect on the Effective Date. In addition, the Company shall indemnify and hold Executive harmless, to the fullest extent permitted by the laws of the State of Delaware, from and against all costs, charges and expenses (including reasonable attorneys’ fees) incurred or sustained in connection with any action, suit or proceeding to which the Executive or his legal representatives may be made a party by reason of Executive’s being or having been a director or officer of the Company, or any of its affiliates. The provisions of this paragraph shall not be deemed exclusive of any other rights which Executive seeking indemnification may have under any bylaw, agreement, vote of stockholders or directors, or otherwise. The provisions of this paragraph shall survive the termination of this Agreement for any reason.
     12. Certain Definitions. For purposes of this Agreement:
          (a) an “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, and includes subsidiaries.
          (b) A “business day” means the period from 9:00 am to 5:00 pm on any weekday that is not a banking holiday in New York City, New York.
          (c) A “person” means an individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including any court, administrative agency or commission or other governmental authority.
          (d) A “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests or no board of directors or other governing body, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

          IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

By:	/s/ Bernard Reznicek
	Name:	Bernard Reznicek
	Title:	Chairman of the Board

/s/ Thomas J. McCusker
Thomas J. McCusker

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